                                                                    EXHIBIT 12.2


                                  TIME WARNER
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                         (in millions, except ratios)

                                            Pro Forma                                 Historical
                                     -------------------------   -----------------------------------------------------------
                                                                 Six Months
                                      Six Months      Year         Ended                    Years Ended December 31,
                                        Ended        Ended        June 30,     ---------------------------------------------
                                       June 30,    December 31,  -----------                  Restated
                                        1995          1994       1995   1994   1994   1993      1992     1992    1991     1990
                                     ----------   -----------    ----   ----   ----   ----    --------   ----    ----     ----
Earnings:
--------
   Net income (loss) before
    income taxes and
    extraordinary item..........     $ (124)       $ (321)       $ 33   $ 19   $   89 $   81  $  323     $320    $   52    $ (145)
   Interest expense.............        624         1,145         428    374      769    698     287      729       912     1,096
   Amortization of capitalized
    interest....................          7             2           2      1        2     --       1       19        23        22
   Portion of rents represent-
    ative of an interest factor.         41            81          26     27       52     54      52       85        78        74
   Adjustment for partially
    owned subsidiaries and
    50% owned companies.........        318           513         356    321      665    663     590       97        73        57
   Undistributed losses of less
    than 50% owned companies....         35            44          34     37       82     47      56       56        56        17
                                     ------        ------        ----   ----    -----  -----  ------   ------    ------    ------
      Total earnings............     $  903        $1,571        $880   $779   $1,659 $1,543  $1,309   $1,306    $1,194    $1,121
                                     ======        ======        ====   ====   ====== ======  ======   ======    ======    ======



Fixed Charges:
-------------
   Interest expense............      $  524        $1,145        $429   $374   $  769 $  698  $  287   $  729    $  912    $1,096
   Capitalized interest.........          9            16           2     --        2     --      --       15        17        19
   Portion of rents represent-
    ative of an interest
    factor......................         41            51          26     27       52     54      52       85        78        74
   Preferred stock dividend
    requirements of majority
    owned subs..................          7            15          --     --       --     --      --       --        --        --
   Adjustment for partially
    owned subsidiaries and 50%
    owned companies.............        322           616         359    320      668    664     571       81        45        33
   Pretax income necessary to
    cover preferred stock
    dividend requirements.......        128           221          14     11       20    218     905      905     1,382     1,234
                                     ------        ------        ----   ----   ------ ------  ------   ------    ------    ------
     Total combined fixed
      charges and preferred
      stock dividends..........      $1,131        $2,094        $830   $732   $1,511 $1,634  $1,815   $1,815    $2,434    $2,456
                                     ======        ======        ====   ====   ====== ======  ======   ======    ======    ======
   Ratio of earnings to combined
    fixed charges and preferred
    stock dividend requirements
    (deficiency in the coverage
    of combined fixed charges
    and preferred stock dividends
    by earnings before fixed
    charges and preferred stock
    dividends)....................   $ (228)       $ (523)       $1.1x   1.1x     1.1x   (91)x  (506)x   (509)x  (1,240)x  (1,335)
                                     ======        ======        ====    ===      ===    ===    ====     ====    ======    ======
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